Exhibit 10.1

SEPARATION AND MUTUAL RELEASE OF CLAIMS AGREEMENT

This SEPARATION AND MUTUAL RELEASE OF CLAIMS AGREEMENT ("Agreement") is made and entered into by and between Usio, Inc., a Nevada corporation, having an office address at 3611 Paesanos Parkway., Suite 300, San Antonio, Texas 78231, together with its affiliates, subsidiaries, attorneys, agents, officers and directors ("Usio, Inc." or the "Company") and Tom Jewell ("Employee") as of December 11, 2023 (the "Effective Date").

The Employee's last day of employment with the Company is November 30, 2023 (the "Separation Date"). After the Separation Date, the Employee has not and will not represent himself as being an employee, officer, executive, agent or representative of the Company for any purpose. Except as otherwise set forth in this Agreement, the Separation Date will be the employment termination date for the Employee for all purposes, meaning the Employee will no longer be entitled to any further compensation, monies or other benefits from the Company, including coverage under any benefits plans or programs sponsored by the Company, except as otherwise provided herein. The Parties agree to mutually terminate the Employment Agreement dated January 6, 2017, as amended (the "Employment Agreement") as of November 30, 2023, except as otherwise stated in this Agreement.

1.    Return of Property. By the Separation Date, the Employee must return all Company property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files and any other Company property in the Employee's possession.

2.    Company's Waiver and Mutual Release and Employee Representations.

a)    In consideration of Employee's release of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and its past, present and future parents, subsidiaries, affiliates, agents, assigns, attorneys, owners, directors, officers, employees, executors, insurers, partners, predecessors, representatives, servants, successors, transferees, and all persons acting by, through, under or in concert with any of them, hereby absolutely and irrevocably release, waive, relinquish, renounce and discharge forever Employee and his past, present and future heirs, executors, representatives, agents, insurers, administrators, successors and assigns, and each of them and all persons acting by, through, under or in concert with any of them from any claims, obligations or amounts due to the Company arising from any omissions, acts or facts that have occurred up until and including the Separation Date.

b)    In exchange for the consideration described in Section 3, which the Employee acknowledges to be good and valuable consideration for his obligations hereunder, the Employee hereby represents that he intends to irrevocably and unconditionally fully and forever release and discharge any and all claims he may have, have ever had or may in the future have against the Company that may lawfully be waived and released arising out of or in any way related to his hire, benefits, employment or separation from employment with the Company. The Employee specifically represents, warrants and confirms that: ( a) he has no claims, complaints or actions of any kind reported, filed or intended to be filed against the Company with any court of law, or local, state or federal government or agency; (b) and (b) he has been properly paid for all hours worked for the Company, and that all commissions, bonuses and other compensation ( excluding deferred compensation as set forth below) due to him has been paid, with the exception of his regular payroll checks for his salary through and including April 18, 2024, which will be paid on the next regularly scheduled payroll dates for the pay periods until April 18. 2024 and health and other customary benefits at the same level as have been historically provided through April 18, 2024. The Employee specifically represents, warrants and confirms that he has not engaged in, and is not aware of, any unlawful conduct in relation to the business of the Company. If any of these statements are not true, the Employee cannot sign this Agreement and must notify the Company immediately, in writing, of the statements that are not true. Such notice will not automatically disqualify the Employee from receiving these benefits, but will require the Company review and consideration.

3.    Separation Benefits. In consideration for the Employee's execution, non-revocation of, and compliance with this Agreement, including the waiver and release of claims in Section 4, the Company agrees to provide the following benefits:

a)    Installment payments equal to the Employee's current base salary until and including April 18, 2024, minus all relevant taxes and other withholdings to be paid biweekly with the Company's regular payroll dates.

b)    The Employee will continue to receive all benefits, including but not limited to health benefits, on the same terms as his employment until April 18, 2024. Following April 18, 2024, Employee shall be entitled to receive benefits under COBRA consistent with law.

c)    The Employee shall be permitted to retain any unvested Company stock, what shall vest in accordance with the applicable schedules. Employee's entitlement to any unvested stock, restricted stock units or any stock derivates is revocable by the Company if the Company determines in its sole discretion that Employee has breached this Agreement or the terms of the Employment Agreement that survive termination of Employee's employment. Employee is responsible for all taxes including, but not limited to state, federal and employment taxes, related to the stock issuance. For clarification, if Employee fails to comply with all obligations under this Agreement and the Employment Agreement, the Company retains all of its rights under such agreements including, but not limited to, withholding or canceling the shares or restricted stock units or any stock derivates described in this section.

d)    Upon the Employee's signed request, the Company will provide the Employee and/or a prospective Company written confirmation of the Employee's employment with the Company, including his dates of employment and salary information. The Employee understands, acknowledges, and agrees that these benefits exceed what he is otherwise entitled to receive upon separation from employment, and that these benefits are in exchange for executing this Agreement. The Employee further acknowledges no entitlement to any additional payment or consideration not specifically referenced herein. The Employee understands, acknowledges and agrees that the Employment Agreement was terminated at the time of Employee's resignation on the Separation Date and no further compensation is due to Employee pursuant to such Employment Agreement.

4.	Release of Employment-Related Claims.

a)    In exchange for the consideration provided in this Agreement, the Employee and his heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively, the "Releasors") irrevocably and unconditionally fully and forever waive, release and discharge the Company, including the Company's parents, subsidiaries, attorneys, affiliates, predecessors, successors and assigns, and all of their respective officers, directors, employees, and shareholders, in their corporate and individual capacities (collectively, the "Releasees") from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys' fees) arising out of or related to the Employee's employment with or separation from the Company (collectively, "Claims"), whether known or unknown, from the beginning of time to the date of the Employee's execution of this Agreement, including, without limitation, any claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may in the future have arising out of, or in any way related to the Employee's hire, benefits, employment, termination or separation from employment with the Company and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, including, but not limited to (i) any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, with respect to existing but not prospective claims, the Age Discrimination in Employment Act, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended ( with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, the Uniform Services Employment and Reemployment Rights Act, as amended, the Genetic Information Nondiscrimination Act of 2008, and any claims arising under the Texas Labor Code that may be legally waived and released including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, the Texas Whistleblower Act and amendments to those laws as well as any claims under local statutes and ordinances that may be legally waived and released, and/or any other Federal, state, local, or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation and/or severance; (iii) any and all claims arising under tort, contract and/or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress; and (iv) any and all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements.

b)    However, this general release and waiver of claims excludes, and the Employee does not waive, release, or discharge (a) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission, the Texas Workforce Commission - Civil Rights Division, or other similar federal or state administrative agencies, or (b) This Agreement shall not release any claims which cannot be waived by law, although the Employee waives any right to monetary relief related to such a charge or administrative complaint. Nothing in this Agreement shall prevent Employee from bringing a claim to enforce this Agreement.

c)    If the Employee applies for unemployment benefits, the Company shall not actively contest it. However, the Company will respond truthfully, completely, and timely to any inquiries by the Texas Workforce Commission, or other similar federal or state administrative agencies concerning the termination of Employee's employment.

d)    Nothing in this agreement is intended to or will be used in any way to limit Employees' rights to communicate with a government agency, as provided for, protected under or warranted by applicable law.

e)    Employee specifically agrees and acknowledges that (a) Employee's waiver of rights under this Agreement is knowing and voluntary as required under the Older Workers' Benefit Protection Act and Age Discrimination in Employment Act; (b) Employee understands the terms of this Agreement; ( c) Employee has been advised in writing by the Company to consult with an attorney prior to executing this Agreement; ( d) the Company has given Employee a period of up to twenty-one (21) days within which to consider this Agreement, and if Employee executes this Agreement within such period, Employee waives the remainder of the period, and modifications to this Agreement during such period, whether material or immaterial, do not restart the running of such period; and (e) following Employee's execution of this Agreement, Employee has seven (7) days in which to revoke his agreement to this Agreement, and if Employee chooses not to so revoke, this Agreement shall become effective and enforceable, and the payment and extension of benefits listed herein shall be made to Employee in accordance with the terms of this Agreement. To cancel this Agreement, Employee understands he must give a written revocation to the Company by the seventh day after Employee executes this Agreement. If Employee revokes this Agreement, it will not become effective or enforceable, and Employee will not be entitled to any of the benefits set forth in this Agreement.

5.    Knowing and Voluntary Acknowledgement. The Employee specifically agrees and acknowledges that: (i) the Employee has read this Agreement in its entirety and understands all of its terms; (ii) the Employee has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (iii) the Employee knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; (iv) the Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (v) the Employee is not waiving or releasing rights or claims that may arise after his execution of this Agreement; and (vi) the Employee understands that the waiver and release in this Agreement is being requested in connection with the cessation of his employment with the Company.

6.    Post-Termination Obligations and Restrictive Covenants.

a)	Acknowledgment

The Employee understands and acknowledges that by virtue of his employment with the Company, he had had access to and knowledge of Confidential Information, was in a position of trust and confidence with the Company and benefitted from the Company's goodwill. The Employee understands and acknowledges that the Company invested significant time and expense in developing the Confidential Information and goodwill. The Employee further understands and acknowledges that the restrictive covenants below are necessary to protect the Company's legitimate business interests in its Confidential Information and goodwill. The Employee further understands and acknowledges that the Company's ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company and that the Company would be irreparably harmed if the Employee violates the restrictive covenants below. The Employee acknowledges that (i) any breach of the provisions of this Section may cause substantial and irreparable harm to the Company for which the Company would have no adequate remedy at law and (ii) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and its affiliates.

b)	Confidential Information

The Employee understands and acknowledges that during the course of his employment by the Company, he has had access to and learned about confidential, secret and proprietary documents, materials and other information, in tangible and intangible form, of and relating to the Company and its businesses and existing and prospective customers, suppliers; investors and other associated third parties ("Confidential Information"). The Employee further understands and acknowledges that this Confidential Information and the Company's ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by the Employee might cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to; all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services) strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, systems, material, sources of material, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, payroll information, staffing information, personnel information, employee lists, developments, reports, internal controls, security procedures, graphics, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, ideas, original works of authorship, customer information, and customer lists of the Company, its affiliates or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information developed by him in the course of his employment by the Company shall be subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that (i) Employee acquired knowledge of before his employment with the Company, (ii) is made available to Employee by a third party, or (iii) is generally available to or known within the industry or by the public.

c)	Return, Disclosure and Use Restrictions

The Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of any of the Employee's remaining authorized employment duties to the Company or with the prior consent of an authorized officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of any of the Employee's remaining authorized employment duties to the Company or with the prior consent of an authorized officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order.

The Employee shall promptly deliver to the Company all Confidential Information relating to the Company and its affiliates, which Employee possesses or has under his control; provided, however, that Employee shall be entitled to retain copies of such documents reasonably necessary to document Employee's financial relationship (both past and future) with the Company.

The Employee understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately and shall continue until such time as such Confidential Information has become public knowledge other than as a result of the Employee's breach of this Agreement or breach by those acting in concert with the Employee or on the Employee's behalf.

d)	Non-Compete, Non-Solicitation, Mutual Non-Disparagement

For a period of two years, to run consecutively, beginning on the Separation Date:

(i) Employee shall not, directly or indirectly, enter into or participate (whether as owner, partner, shareholder, officer, director, salesman, consultant, employee, principal or in any other relationship or capacity) in any business operating or providing services in the United States within any State in which the Company or its affiliates are operating or providing services as of the date of termination where Employee's responsibilities include or relate to prepaid card or payment processing services or the development or operation of any network to establish or maintain such services, including without limitation as principal or on behalf of others and the development or operation of any network to accomplish same (a "Competing Entity").

(ii) Company and Employee understand and agree that the scope and duration of the covenants contained in this Section are reasonable both in time and geographical area and are fairly necessary to protect the Company's legitimate business interests. The parties further agree that such covenants shall be regarded as divisible and shall be operative as to time and geographical area to the extent that they may be made so and, if any part of such covenants is declared invalid or unenforceable, the validity and enforceability of the remainder shall not be affected. Employee hereby warrants to Company that Employee's compliance with each of the restrictive covenants set forth in this Agreement will not cause Employee to be unable to earn a living that is suitable and acceptable to Employee.

(iii) Employee understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. Employee agrees and covenants not to directly or indirectly (i) solicit, request, cause or induce any person who is at the time, or 12 months prior thereto had been, an employee of or a consultant of the Company to leave the employ of or terminate such person's relationship with the Company or (ii) employ, hire, engage or be associated with, or endeavor to entice away from the Company any such person, or any current customer of the Company or its affiliates or (iii) attempt to limit or interfere with any business agreement or relationship existing between the Company and/or its affiliates with a third party.

(iv) Employee shall not disparage the business reputation of the Company (or its management team) or take any actions that are harmful to the Company's goodwill with its customers, content providers, bandwidth or other network infrastructure providers, vendors, employees, the media or the public. The Company shall not disparage the business or personal reputation of Employee or take any actions that are harmful to Employee's business or personal reputation.

(v) Employee acknowledges that the Company spends considerable amounts of time, money and effort in developing and maintaining goodwill in its industry. Employee agrees the covenants contained within this Section (i) are reasonable and necessary in all respects to protect the goodwill, trade secrets, confidential information, and business interests of Company; (ii) are not oppressive to Employee; and (iii) do not impose any greater restraint on Employee than is reasonably necessary to protect the goodwill, trade secrets, confidential information and legitimate business interests of Company.

7.    Cooperation. The parties agree that certain matters in which the Employee has been involved during his employment may necessitate the Employee's cooperation with the Company in the future. Accordingly, until April 18, 2024, to the extent reasonably requested by the Company, the Employee shall be available for questions of the Company and cooperate with the Company in connection with matters arising out of the Employee's employment with the Company; provided that the Company shall make reasonable efforts to minimize disruption of the Employee's other activities. The Employee shall not receive additional compensation for such cooperation.

8.    Securities Laws. Employee is advised and hereby acknowledges that as a Section 16 reporting person he is subject to the disclosure requirements (Forms 4 and 5) of the Securities Exchange Act of 1934, as amended, for a period of 90 days from the Separation Date. Employee further acknowledges that he is subject to the Company's insider trading policy, including the blackout windows, for a period of 90 days from the Separation Date or until such time as the Employee is no longer in possession of inside information.

9.    Remedies. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

10.    Successors and Assigns.

a)    Assignment by the Company. The Company may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Company and its successors and assigns.

b)    No Assignment by the Employee. The Employee may not assign this Agreement or any part hereof. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.

11.    Arbitration. The parties agree that any dispute, controversy or claim arising out of or related to the Employee's employment with the Company, this Agreement, including the validity of this arbitration clause, or any breach of this Agreement shall be submitted to and decided by binding arbitration in Bexar County, Texas. Arbitration shall be administered by the American Arbitration Association ("AAA") under the rules of the Federal Arbitration Act and any requirements imposed by Texas law. Any arbitral award determination shall be final and binding upon the Parties and may be entered as a judgment in a court of competent jurisdiction.

With respect to the arbitration of any dispute or controversy, each party understands that:

i.	arbitration is final and binding on the parties;

ii.	each party is waiving its right to seek certain remedies in court, including to right to a jury trial;

iii.	discovery in arbitration is different and more limited than discovery in litigation, but shall be reasonable in order to allow the parties to fully vet their claims and defenses; and

iv.	an arbitrator's award need not include factual findings or legal reasoning, and any party's right to appeal or to seek modification of a ruling by the arbitrator is strictly limited.

Each party to this Agreement will submit any dispute or controversy to arbitration before the AAA within five days after receiving a written request to do so from the other party. If any party fails to submit a dispute or controversy to arbitration as requested, then the requesting party may commence the arbitration proceeding. Each party to this Agreement will be bound by the determination of any arbitrator or arbitration panel impaneled by the AAA to adjudicate the dispute. All fees related to arbitration, including but not limited to filing fees, administrative fees, hearing fees, room rental expenses, and arbitrators' fees, which specifically include the arbitrators' costs and expenses, will be paid exclusively by the Company, regardless of which party files the arbitration.

Any party to this Agreement may bring an action including a summary or expedited proceeding, to counsel arbitration of any such dispute or controversy in a court of competent jurisdiction and, further, may seek provision or ancillary remedies, including temporary or injunctive relief in connection with such dispute or controversy in a court of competent jurisdiction, provided that the dispute or controversy is ultimately resolved through binding arbitration conducted in accordance with the terms and conditions of this Section. If any party institutes legal proceedings in an effort to resist arbitration and is unsuccessful in doing so, the prevailing party is entitled to recover, from the losing party, its legal fees and out-of-pocket expenses incurred in connection with the defense of such legal proceedings.

12.    Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of Texas, county of Bexar. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

13.    Entire Agreement. This Agreement contains all the understandings and representations between the Employee and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the Employment Agreement, the statements in the body of this Agreement shall control.

14.    Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by the Company. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

15.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law. The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

16.    Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

17.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

18.    Non-admission. Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of the Company or the Employee.

19.    Notices. Any notice required hereunder shall (a) be delivered by hand or (b) sent by registered or certified mail addressed to the other party hereto at its address set forth above for the Company and the last known address for Employee. Any such notice shall become effective (i) if mailed, on the date indicated on the receipt or if not accepted, the date indicated that delivery was attempted, and (ii) in the case of delivery by hand, upon delivery or attempted delivery as shown on the records of the deliveries.

20.    Tolling. Should the Employee violate any of the terms of the post-termination obligations articulated herein, the obligation at issue will run from the first date on which the Employee ceases to be in violation of such obligation.

21.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

22.    Notice of Post-Termination Obligations. Employee agrees to notify any subsequent Company of the restrictive covenants contained in this Agreement. In addition, the Employee authorizes the Company to provide a copy of the restrictive covenants contained in this Agreement to third parties, including but not limited to, the Employee's subsequent, anticipated or possible future Company.

23.    Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS.

[Signature page follows]

IN WITNESS WHEROF, the Parties have executed this Severance and Release of Claims Agreement as of the Execution Date above.

Employee		Usio, Inc.
Signature:	/s/ Tom Jewell	Signature:	/s/ Louis Hoch
Print Name:	Tom Jewell	Print Name:	Louis Hoch
Date:	December 11, 2023	Title:	President, Chief Executive Officer
		Dated:	December 11, 2023